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                                                                    EXHIBIT 99.1

NEWS                                                                  [AIG LOGO]


Contact: Joe Norton (News Media)
         212/770-3144



             AIG ELECTS STEPHEN L. HAMMERMAN TO BOARD OF DIRECTORS

NEW YORK, March 7, 2005 -- The Board of Directors of American International Group, Inc. (AIG) has elected Stephen L. Hammerman as a Director.

      Mr. Hammerman, 66, was an executive at Merrill Lynch & Co. between 1978 and 2002. At Merrill Lynch he was Vice Chairman of the Board and a member of the Board of Directors and the Executive Committee. He served in numerous senior positions at Merrill Lynch including General Counsel and Chief Financial Officer. From 2002 through 2004, Mr. Hammerman was Deputy Commissioner of Legal Matters for the New York City Police Department. Mr. Hammerman also served as a Director of the New York Stock Exchange, Chairman of the National Association of Securities Dealers, Director of the Securities Investors Protection Corporation, New York Regional Administrator for the Securities and Exchange Commission and an Assistant United States Attorney for the Southern District of New York. Mr. Hammerman graduated from the Wharton School of the University of Pennsylvania and received his law degree from the New York University School of Law.

      Commenting on the election of Mr. Hammerman, AIG Chairman M.R. Greenberg said "I am pleased that Steve Hammerman has joined the AIG Board. He brings a wealth of financial, legal and regulatory experience to our company. We look forward to his valuable contributions to AIG as a Director."

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         American International Group, Inc. (AIG) is the world's leading international insurance and financial services organization, with operations in more than 130 countries and jurisdictions. AIG member companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In the United States, AIG companies are the largest underwriters of commercial and industrial insurance and AIG American General is a top-ranked life insurer. AIG's global businesses also include retirement services, financial services and asset management. AIG's financial services businesses include aircraft leasing, financial products, trading and market making. AIG's growing global consumer finance business is led in the United States by American General Finance. AIG also has one of the largest U.S. retirement services businesses through AIG SunAmerica and AIG VALIC, and is a leader in asset management for the individual and institutional markets, with specialized investment management capabilities in equities, fixed income, alternative investments and real estate. AIG's common stock is listed in the U.S. on the New York Stock Exchange and ArcaEx, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

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                       American International Group, Inc.
                       70 Pine Street, New York, NY 10270